Filed Pursuant to Rule 433

Registration No. 333-238199

Issuer Free Writing Prospectus dated June 21, 2021

Relating to Preliminary Prospectus Supplement dated June 21, 2021

MARTIN MARIETTA MATERIALS, INC.

$700,000,000 0.650% Senior Notes due 2023

$900,000,000 2.400% Senior Notes due 2031

$900,000,000 3.200% Senior Notes due 2051

PRICING TERM SHEET

JUNE 21, 2021

This term sheet (this “Pricing Term Sheet”) relates only to the securities described below and is qualified in its entirety by reference to the preliminary prospectus supplement, dated June 21, 2021, of Martin Marietta Materials, Inc. (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information contained in the Preliminary Prospectus Supplement. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

0.650% SENIOR NOTES DUE 2023

Issuer:	Martin Marietta Materials, Inc.

Security:	0.650% Senior Notes due 2023 (the “2023 Notes”)

Principal Amount:	$700,000,000

Maturity Date:	July 15, 2023

Issue Price:	99.988% of principal amount, plus accrued interest, if any, from and including, July 2, 2021

Benchmark Treasury:	UST 0.125% due May 15, 2023

Benchmark Treasury Price and Yield:	99-23 7/8 and 0.256%

Spread to Benchmark Treasury:	Plus 40 basis points

Yield to Maturity:	0.656%

Coupon (Interest Rate):	0.650%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2022

Gross Proceeds to the Issuer:	$699,916,000

Optional Redemption:

Prior to July 2, 2022 (one year after the date that the 2023 Notes are issued) (the “2023 Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 10 basis points (or 0.10%)

On or after the 2023 Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption

Day Count Convention:	30/360

CUSIP / ISIN:	573284 AY2 / US573284AY29

2.400% SENIOR NOTES DUE 2031

Issuer:	Martin Marietta Materials, Inc.

Security:	2.400% Senior Notes due 2031 (the “2031 Notes”)

Principal Amount:	$900,000,000

Maturity Date:	July 15, 2031

Issue Price:	99.937% of principal amount, plus accrued interest, if any, from and including, July 2, 2021

Benchmark Treasury:	UST 1.625% due May 15, 2031

Benchmark Treasury Price and Yield:	101-08+ and 1.487%

Spread to Benchmark Treasury:	Plus 92 basis points

Yield to Maturity:	2.407%

Coupon (Interest Rate):	2.400%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2022

Gross Proceeds to the Issuer:	$899,433,000

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) the Issuer publicly announces at any time prior to March 31, 2022 that it will no longer pursue the consummation of the Acquisition

Optional Redemption:

Prior to April 15, 2031 (three months prior to the maturity date of the 2031 Notes) (the “2031 Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 15 basis points (or 0.15%)

On or after the 2031 Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption

Day Count Convention:	30/360

CUSIP / ISIN:	573284 AW6/ US573284AW62

3.200% SENIOR NOTES DUE 2051

Issuer:	Martin Marietta Materials, Inc.

Security:	3.200% Senior Notes due 2051 (the “2051 Notes”)

Principal Amount:	$900,000,000

Maturity Date:	July 15, 2051

Issue Price:	99.197% of principal amount, plus accrued interest, if any, from and including, July 2, 2021

Benchmark Treasury:	UST 1.875% due February 15, 2051

Benchmark Treasury Price and Yield:	94-19 and 2.122%

Spread to Benchmark Treasury:	Plus 112 basis points

Yield to Maturity:	3.242%

Coupon (Interest Rate):	3.200%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2022

Gross Proceeds to the Issuer:	$892,773,000

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date if (i) the Acquisition is not consummated prior to March 31, 2022, (ii) the Purchase Agreement is terminated at any time prior to March 31, 2022 (other than as a result of consummating the Acquisition) or (iii) the Issuer publicly announces at any time prior to March 31, 2022 that it will no longer pursue the consummation of the Acquisition

Optional Redemption:

Prior to January 15, 2051 (six months prior to the maturity date of the 2051 Notes) (the “2051 Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 20 basis points (or 0.20%)

On or after the 2051 Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption

Day Count Convention:	30/360

CUSIP / ISIN:	573284 AX4 / US573284AX46

2023 NOTES, 2031 NOTES AND 2051 NOTES

Ratings:*	Baa2 / BBB+ / BBB (Moody’s / S&P / Fitch)

Trade Date:	June 21, 2021

Settlement Date:

July 2, 2021 (T+9)

We expect that delivery of the 2023 Notes, 2031 Notes and 2051 Notes (collectively, the “Notes”) will be made to investors on or about July 2, 2021, which will be the ninth business day following the date of the prospectus supplement (such settlement cycle being referred to as “T+9”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the delivery date of the Notes should consult their advisors.

Legal Format:	SEC Registered

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Truist Securities, Inc. Wells Fargo Securities, LLC

Co-Managers:	Loop Capital Markets LLC PNC Capital Markets LLC Regions Securities LLC MUFG Securities Americas Inc. Comerica Securities, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus upon request. Interested parties may obtain a prospectus and the related prospectus supplement from Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attn: Prospectus Group by telephone at (800) 503-4611 or by email at prospectus.CPDG@db.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Investment Grade Syndicate Desk—3rd Floor or by telephone at (212) 834-4533; Truist Securities, Inc., 303 Peachtree Street, Atlanta, Georgia 30308, Attention: Prospectus Dept or by telephone at (800) 685-4786; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service by telephone at (800) 645-3751 or by email at wfscustomerservice@wellsfargo.com.

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